EXHIBIT 10.9
                       YAHOO ! Advertising Insertion Order

                              http://www.yahoo.com
Order #  61580                                Sales Contact: Beth Maisano-Wilder
                                                              Phone 404-870-9140
Customer Order                                        Email    bmw@yahoo-inc.com
                                                                Fax 404-870-9146
Revision Date    29-SEP-1999
Advertiser        EDIETS                                                  Agency
Campaign                                                                 Address
Url

  Address         3467 Hillsboro Boulevard West
                  Suite 2
                  Deerfield Beach, Florida 33442

Contact  Dave Humble                          Contact
Phone 954/360-9022                            Phone                  Fax
Email d@ediets.com                            Email

StartDate 01-January-2000  End Date 31-December-2000    Contract Length 366 days   Bill To Advertiser
-----------------------------------------------------------------------------------------------------
                                                        Total Impressions          Total Amount
Order Totals:                                              222,225,000             $2,000,000.00

Net Cost:                                                                          $2,000,000.00

Terms Pending Credit Approval
                                                       Billing           Monthly

MATERIALS: Banners: Banner requirements are posted at http:\\www.yahoo.com/docs/advertising

DELIVERY: All Materials and any changes must be delivered at least 4 business days in advance to the email address specified for your region at http:\\www.yahoo.com/docs/advertising.

A Yahoo! Insertion order number and flight dates must be referenced in all correspondence. Yahoo! Will not issue any credit or makegood due to late or incorrectly submitted banners and/or late or incomplete information.

TERMS AND CONDITIONS: The insertion order is subject to the terms and conditions ("Standard Terms") attached hereto as Exhibit A of this insertion Order, and such Standard Terms are made a part of this insertion order by reference. The signatory of this insertion Order represents that he has read and agrees to such Standard Terms.

THIS INSERTION ORDER IS VALID FOR THREE (3) BUSINESS DAYS FROM THE DATE OF THIS ORDER. THIS AGREEMENT IS NON-CANCELABLE.

Authorized By:                             Phone: 954-360-9122     Date: 9-30-99

Production Contact DAVE HUMBLE     Phone: 954/360-9022      Email: D@EDIETS.COM

PLEASE RETURN TO YAHOO SALES OPERATIONS DEPT      YAHOO! INC. SANTA CLARA (PC)

FAX # 408-530-5130                                 2700 San Thomas
                                                   SANTA CLARA, CA 95051

                                                           Page 2 of Order 61580

                       YAHOO ! ADVERTISING INSERTION ORDER

                              http://www.yahoo.com

1       CPIRun of             / (N)     01-JAN-2000     31-JAN-2000

2       CPIRun of             / (N)     01-FEB-2000     29-FEB-2000

3       CPIRun of             / (N)     01-MAR-2000     31-MAR-2000

4       CPIRun of             / (N)     01-APR-2000     30-APR-2000

5       CPIRun of             / (N)     01-MAY-2000     31-MAY-2000

6       CPIRun of             / (N)     01-JUN-2000     30-JUN-2000

7       CPIRun of             / (N)     01JUL-2000      31-JUL-2000

8       CPIRun of             / (N)     01-AUG-2000     31-AUG-2000

9       CPIRun of             / (N)     01-SEP-2000     30-SEP-2000

10      CPIRun of             / (N)     01-OCT-2000     31-OCT-2000

11      CPIRun of             / (N)     01-NOV-2000     30-NOV-2000

12      CPIRun of             / (N)     01-DEC-2000     31-DEC-2000

                                                           Page 3 of Order 61580

                       YAHOO ! Advertising Insertion Order

                              http://www.yahoo.com

                                  Total Impressions       Total Amount
                                    222,225,000          $2,000,000.00
                                                         -------------
Net Cost                                                 $2,000,000.00
                                                         =============
----------------------------------------------------------------------
Comments:

29-SEP-1999       Annual commitment includes customized Direct program targeting
                  Women; program links to microsite with Ediets nutrition and diet info, newsletters, etc. and multiple chances for users to win prize TBD; promotion runs in (4) eight week cycles; in between promotion, banners point back to Ediets site.

                                                           Page 4 of Order 61580
                       YAHOO ! Advertising Insertion Order

                              http://www.yahoo.com

STANDARD TERMS AND CONDITIONS FOR YAHOO! ADVERTISING

The following terms and conditions (the "Standard Terms") shall be deemed to be incorporated into the attached insertion order (the "Insertion Order"):

1. Terms of Payment. Advertiser must submit complete credit application to determine terms of payment. If no credit application is submitted or the request for credit is deemed by Yahoo! Inc. ("Yahoo") in its sole discretion, the Insertion Order must be paid in advance of the advertisement start date. Major credit cards (VISA, M/C and American Express) are accepted. If Yahoo approves credit, Advertiser will be invoiced on the first day of the contract period set forth on the Insertion Order and payment shall be made to Yahoo within thirty
(30) days from the date of invoice ("Due Date"). Amounts paid after the Due Date shall bear interest at the rate of one percent (1%) per month (or the highest rate permitted by law, if less). In the event Advertiser fails to make timely payment, Advertiser will be responsible for all reasonable expenses (including attorneys' fees) incurred by Yahoo in collecting such amounts. Yahoo reserves the right to suspend performance of its obligations hereunder (or under any other agreement with Advertiser) in the event Advertiser fails to make timely payment hereunder or under any other agreement with Yahoo.

2. Positioning. Except as otherwise expressly provided in the Insertion Order, positioning of advertisements within the Yahoo properties or on any page is at the sole discretion of Yahoo. Yahoo may, at its sole discretion, remove from the Insertion Order (and substitute with similar inventory) any keyword or category page that it believes to be a trademark, trade name, company name, product name or brand name belonging to or claimed by a third party.

3. Usage Statistics. Unless specified in the Insertion Order, Yahoo makes no guarantees with respect to usage statistics or levels of impressions for any advertisement. Advertiser acknowledges that delivery statistics provided by Yahoo are the official, definitive measurements of Yahoo's performance on any delivery obligations provided in the Insertion Order. The processes and technology used to generate such statistics have been certified and audited by an independent agency. No other measurements or usage statistics (including those of Advertiser or a third party ad server) shall be accepted by Yahoo or have bearing on the Insertion Order.

4. No Assignment or Resale of Ad Space. Advertiser may not resell, assign or transfer any of its rights hereunder, and any attempt to resell, assign or transfer such rights shall result in immediate termination of this contract, without liability to Yahoo.

5. Limitation of Liability. In the event (i) Yahoo fails to publish an advertisement in accordance with the schedule provided in the Insertion Order,
(ii) Yahoo fails to deliver the number of total page views specified in the Insertion Order (if any) by the end of the specified period, or (iii) of any other failure, technical or otherwise, of such advertisement to appear as provided in the Insertion Order, the sole liability of Yahoo to Advertiser shall be limited to, at Yahoo's sole discretion, a pro rata refund of the advertising fee representing undelivered page views, placement of the advertisement at a later time in a comparable position, or extension of the term of the Insertion Order until total page views are delivered. In no event shall Yahoo be responsible for any consequential, special, punitive or other damages, including, without limitation, lost revenue or profits, in any way arising out of or related to the Insertion Order/Standard Terms or publication of the advertisement, even if Yahoo has been advised of the possibility of such damages. Without limiting the foregoing, Yahoo shall have no liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slowdown or any other condition beyond the control of Yahoo affecting production or delivery in any manner.

6. Advertisers Representations; Indemnification. Advertisements are accepted upon the representation that Advertiser has the right to publish the contents of the advertisement without infringing the rights of any third party and without violating any law. In consideration of such publication, Advertiser agrees, at its own expense, to indemnify, defend and hold harmless Yahoo, and its employees, representatives, agents and affiliates, against any and all expenses and losses of any kind (including reasonable attorneys' fees and costs) incurred by Yahoo in connection with any claims, administrative proceedings or criminal investigations of any kind arising out of publication of the advertisement and/or any material of Advertiser to which users can link through the advertisement (including without limitations, any claim of trademark or copyright infringement, defamation, breach of confidentiality, privacy violation, false or deceptive advertising or sales practices).

7. Provision of Advertising Materials. Advertiser will provide all materials for the advertisement in accordance with Yahoo's policies in effect from time to time, including (without limitation) the manner of transmission to Yahoo and the lead-time prior to publication of the advertisement. Yahoo shall not be required to publish any advertisement that is not received in accordance with such policies and reserves the right to charge Advertiser, at the rate specified in the Insertion Order, for inventory held by Yahoo pending receipt of acceptable materials from Advertiser which are past due. Advertiser hereby grants to Yahoo a non-exclusive, worldwide, fully paid license to use, reproduce and display the advertisement (and the contents, trademarks and brand features contained therein) in accordance herewith.

8. Right to Reject Advertisement. All contents of advertisements are subject to Yahoo's approval. Yahoo reserves the right to reject or cancel any advertisement, insertion order, URL link, space reservation or position commitment, at any time for any reason whatsoever (including belief by Yahoo that placement of advertisement, URL link, etc. may subject Yahoo to criminal or civil liability).

9. Cancellations. Except as otherwise provided in the Insertion Order, the Insertion Order is non-cancelable by Advertiser.

10. Construction. No conditions other than those set forth in the Insertion Order or these Standard Terms shall be binding on Yahoo unless expressly agreed to in writing by Yahoo. In the event of any inconsistency between the Insertion Order and the Standard Terms shall control.

11. Miscellaneous. These Standard Terms, together with the Insertion Order, (i) shall be governed and construed in accordance with, the laws of the State of California, without giving effect to principles of conflicts of law; (ii) may be amended only by written agreement executed by an authorized representative of each party; and (iii) constitute the complete and entire expression of the agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. Advertiser shall make no public announcement regarding the existence of the Insertion Order without Yahoo's written approval, which may be withheld at Yahoo's sole discretion. Both parties consent to the jurisdiction of the courts of the State of California with respect to any legal proceeding arising in connection with the Insertion Order/Standard Terms.